Exhibit 2.1
EXECUTION COPY
ASSET PURCHASE AGREEMENT
BY AND AMONG
WOODARD, LLC,
HENRY CROWN AND COMPANY D/B/A CC INDUSTRIES, INC.
AND
CRAFTMADE INTERNATIONAL INC.
Dated as of December 18, 2007

TABLE OF CONTENTS

SECTION 1 CERTAIN DEFINITIONS	1

SECTION 2 BASIC TRANSACTION	8
2.1 Purchase and Sale of Purchased Assets	8
2.2 Assumption of Liabilities	9
2.3 Calculation and Payment of Purchase Price	9
2.4 Final Net Working Capital Calculation	9
2.5 Allocation of Purchase Price	11

SECTION 3 REPRESENTATIONS AND WARRANTIES OF SELLER	11
3.1 Due Organization; Power and Authority of Seller	11
3.2 No Default Effected	11
3.3 Books and Records	12
3.4 Financial Statements	12
3.5 Undisclosed Liabilities	12
3.6 Accounts Receivable	12
3.7 Inventory/Orders	13
3.8 Material Adverse Change	13
3.9 Real Property	13
3.10 Environmental Matters	15
3.11 Condition and Sufficiency of Property	15
3.12 Compliance with Laws	16
3.13 Affiliate Agreements	16
3.14 Contracts	17
3.15 Intellectual Property	18
3.16 Labor Relations	18
3.17 Employee Benefits	18
3.18 Insurance	19
3.19 Litigation	20
3.20 Tax Matters	20
3.21 Interim Operations	21
3.22 Brokers	21
3.23 FIRPTA	21
3.24 Investment Representations and Warranties	21
3.25 Disclaimer of Additional Representations and Warranties	22

SECTION 4 REPRESENTATIONS AND WARRANTIES OF BUYER	22
4.1 Authority of Buyer	22
4.2 No Default Effected	23
4.3 Brokers	23
4.4 Litigation	23
4.5 Approvals and Consents	23
4.6 Material Adverse Change	23
4.7 Status of Common Stock and Consideration Shares	24

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4.8 Financial Statements	24

SECTION 5 OBLIGATIONS OF THE PARTIES PENDING CLOSING	24
5.1 Conduct of Business	24
5.2 Information and Access	25
5.3 Efforts to Effect Transaction	25
5.4 No Public Announcements	25
5.5 Notification and Effect of Notification	25
5.6 Negative Covenant	26
5.7 Change of Name	26

SECTION 6 OTHER AGREEMENTS	26
6.1 Bulk Sales Laws	26
6.2 Transfer Taxes	26

SECTION 7 CONDITIONS TO OBLIGATION OF SELLER TO CLOSE	27
7.1 Representations and Warranties	27
7.2 Compliance with Agreement	27
7.3 No Adverse Proceeding	27
7.4 Good Standing	27
7.5 Receipt of Documentation	27

SECTION 8 CONDITIONS TO OBLIGATION OF BUYER TO CLOSE	28
8.1 Representations and Warranties	28
8.2 Compliance with Agreement	28
8.3 No Adverse Proceeding	28
8.4 No Conflict	28
8.5 Good Standing and Tax Certificates	28
8.6 Receipt of Documentation	29
8.7 Consents	29

SECTION 9 THE CLOSING; TERMINATION OF AGREEMENT	29
9.1 The Closing	29
9.2 Termination	29
9.3 Deliveries by Seller at the Closing	30
9.4 Deliveries by Buyer at the Closing	31
9.5 Certain Provisions Relating to Consents	31

SECTION 10 REMEDIES FOR BREACHES OF THIS AGREEMENT	32
10.1 Survival	32
10.2 Indemnification Provisions for Benefit of the Buyer	32
10.3 Indemnification Provisions for Benefit of Seller	33
10.4 Matters Involving Third Parties	33
10.5 Limitation on Indemnification	34
10.6 Indemnification Procedure; Offsets	34
10.7 Escrow	35
10.8 Reduction of Damages	35
10.9 Exclusive Remedy	35

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SECTION 11 EMPLOYEES AND EMPLOYEE BENEFIT PLANS	35
11.1 Employment	35
11.2 Health and Welfare Benefits	36
11.3 Discharge of Employee Benefits Obligations	36
11.4 401(k) Asset Transfers	36
11.5 Seller Pension Plans	37

SECTION 12 POST-CLOSING MATTERS GENERALLY	37
12.1 Ongoing Cooperation	37
12.2 Litigation Support	37
12.3 Covenant Not To Compete	38
12.4 Reasonable Restrictions	39

SECTION 13 MISCELLANEOUS PROVISIONS	39
13.1 Notices	39
13.2 Amendments	40
13.3 Assignment and Parties in Interest	41
13.4 Expenses	41
13.5 Entire Agreement	41
13.6 Further Assurances	41
13.7 Descriptive Headings	41
13.8 Counterparts	41
13.9 Governing Law	42
13.10 Severability	42
13.11 Construction	42

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SCHEDULE NUMBER	SCHEDULE NAME
I	Executive Officers of Seller
2.1(a)	Excluded Assets
2.2	Assumed Liabilities
2.5(a)	Purchase Price Allocation
3.1	Qualifications
3.3	Certificate and By-Laws
3.5	Certain Directors and Executive Officers
3.7(b)	Backlog
3.9(a)	Owned Real Property
3.9(b)	Leased Real Property
3.9(c)	Title Commitments and Surveys
3.9(d)	Zoning
3.10	Environmental
3.11	Seller’s Material Personal Property
3.12	Compliance with Laws, Licenses, Permits, etc.
3.13	Affiliate Agreements
3.14	Contracts
3.15	Intellectual Property
3.17	Employee Benefit Plans
3.18	Insurance
3.19	Litigation
3.20(a)	Tax Return Extensions
3.20(d)	Tax Waivers
3.20(e)	Tax Exempt Property
3.20	Interim Operations
8.7	Required Consents

EXHIBIT NUMBER	EXHIBIT NAME
A	Assignment and Assumption Agreement
B	Bill of Sale
C	Warrant
D	Escrow Agreement
E	Intellectual Property Assignment

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EXECUTION COPY
ASSET PURCHASE AGREEMENT
     THIS AGREEMENT (the “Agreement”) is made and entered into as of December 18, 2007, by and among WOODARD, LLC, a Delaware limited liability company (“Seller”), HENRY CROWN AND COMPANY d/b/a CC INDUSTRIES, INC., a Delaware corporation (“Guarantor”), and CRAFTMADE INTERNATIONAL, INC., a Delaware corporation (“Buyer”).
PRELIMINARY STATEMENT
     WHEREAS, Woodard is a leading designer, manufacturer and distributor of a broad line of outdoor furniture products and related accessories via its headquarters in Chicago, Illinois, and its manufacturing and warehouse facilities in Owosso, Michigan (the “Business”); and
     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of the assets of the Business, subject to certain liabilities, all on the terms and subject to the conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:
AGREEMENT
          SECTION 1 CERTAIN DEFINITIONS
     For purposes of this Agreement the following terms have the meanings set forth below:
     “Affiliate” refers to, with respect to any given Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” has the meaning set forth in the preamble, and shall include all Schedules.
     “Ancillary Agreements” shall include all other agreements and instruments executed in connection with this Agreement, including but not limited to the Bill of Sale, the Assignment and Assumption Agreement, the Escrow Agreement, the Warrant and the Intellectual Property Assignment.
     “Assignment and Assumption Agreement” has the meaning set forth in Section 2.2.
     “Assumed Liabilities” has the meaning set forth in Section 2.2.
     “Bill of Sale” refers to the Bill of Sale to be executed at Closing by Seller, substantially in the form of Exhibit B hereto.

     “Business” has the meaning set forth in the first recital to this Agreement.
     “Business Day” refers to a day, other than a Saturday or a Sunday, on which commercial banks are required to open or are not authorized to close in the City of Chicago.
     “Buyer” has the meaning set forth in the Preamble.
     “Buyer Indemnified Party” has the meaning set forth in Section 10.2.
     “Buyer’s Plan” has the meaning set forth in Section 11.4.
     “Cash Consideration” means an amount of cash equal to (a) the Purchase Price minus (b) the product of 500,000 and the Closing Average Stock Price, provided that for this purpose the Closing Average Stock Price shall not exceed $14.00 per share.
     “Closing” has the meaning set forth in Section 9.1.
     “Closing Average Stock Price” means the average of the closing sales price of the Common Stock (as defined below) on the NASDAQ Global Market for the three (3) trading days ending one trading day immediately preceding the date of this Agreement.
     “Closing Date” has the meaning set forth in Section 9.1.
     “Code” refers to the Internal Revenue Code of 1986, as amended.
     “Common Stock” means shares of the Common Stock, par value $.01 of Craftmade International, Inc.
     “Consideration Shares” has the meaning set forth in Section 2.3(c).
     “Contracts” refers to, collectively, all legally binding contracts, agreements, citations, commitments, instruments, guaranties, bids, conciliation agreements, retention agreements, separation agreements, consent decrees and proposals to which Seller is a party as of the Closing Date and which are reasonably necessary to conduct the operation of the Business in the manner conducted by Seller prior to the Closing Date that are listed on Schedule 3.14, including, but not limited to all unfilled orders outstanding as of the Closing Date for the purchase of raw materials, goods or services by Seller, and all unfilled orders outstanding as of the Closing Date for the sale of goods or services by Seller, but excluding any contracts, agreements, commitments, instruments, guaranties, bids and proposals included in the Excluded Assets.
     “Current Assets” means:
     (a) all assets of a type determined in accordance with GAAP to be current assets that are included in Purchased Assets, including all “trade accounts receivable” less a reasonable allowance for uncollectible accounts receivable;
     (b) all inventory valued at Seller’s cost on a first-in first-out basis; and

     (c) all assets of a type determined in accordance with GAAP to be “deposits,” “prepaid expenses,” “advance payments” or “deferred charges.”
     “Current Liabilities” means all Assumed Liabilities that are of a type determined to be “current liabilities” in accordance with GAAP.
     “Damages” refers to, in respect of any obligation to indemnify any Person pursuant to the terms of this Agreement, any losses, claims, damages, liabilities, obligations, judgments, settlements and out-of-pocket costs or expenses of any kind whatsoever (including without limitation, reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisers and of expert witnesses and costs of investigation and preparation) subject to the limitations set forth in SECTION 10 hereof.
     “Documents of Record” refers to available copies of all documents referred to in the Title Commitment (as defined below).
     “Employees” has the meaning as set forth in Section 11.1(a).
     “Employee Benefit Plan” means all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Code Section 6039D, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract, or understanding (whether qualified or nonqualified, written or unwritten), and any trust, escrow or other agreement related thereto.
     “Environmental Laws” refers to any existing federal, state or local statute, regulation or ordinance or any existing judicial or administrative decree or decision relating to public health, welfare and the environment, or the safety and health of employees or individuals, including without limitation those relating to any Hazardous Materials, drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water runoff, waste emissions or wells. Without limiting the generality of the foregoing, the term will encompass each of the following statutes, and the regulations promulgated thereunder, in each case as in effect as of Closing: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. § 9601 et seq., “CERCLA”); (b) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq., “RCRA”)); (c) the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq., “HMTA”); (d) the Clean Water Act (33 U.S.C. § 1251 et seq.); (e) the Clean Air Act and Amendments (42 U.S.C. § 7401 et seq.); (f) the Safe Drinking Water Act (21 U.S.C. § 349); 42 U.S.C. § 201 and § 300 et seq.); (g) the National Environmental Policy Act of 1969 (42 U.S.C. § 4321); (h) the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C., “SARA”); (i) Title III of the Superfund Amendment and Reauthorization Act (42 U.S.C. § 11,001 et seq.); and (j) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.,

“TSCA”); the Endangered Species Act (16 U.S.C. § 1531 et seq.); the Occupational Safety and Health Act (29 U.S.C. § 651 et seq. “OSHA”); and state analogs to these.
     “ERISA” refers to the Employee Retirement Income Security Act of 1974, as amended.
     “Escrow Agent” has the meaning set forth in Section 10.7.
     “Escrow Agreement” has the meaning set forth in Section 10.7.
     “Escrow Amount” has the meaning set forth in Section 10.7.
     “Escrow Period” has the meaning set forth in Section 10.7.
     “Established Loss” has the meaning set forth in Section 10.6.
     “Estimated Net Working Capital” has the meaning set forth in Section 2.3(a).
     “Excluded Assets” refers to, collectively (a) any cash or cash equivalents of Seller (including for this purpose all collected funds and items in the process of collection received in bank accounts associated with Seller through 11:59 p.m., Central Standard Time, on the Closing Date, but not including cash held in imprest petty cash accounts of Seller), (b) any rights of Seller or any of its Affiliates to any Tax refund with respect to periods prior to the Closing Date, (c) any assets of any Employee Benefit Plan maintained by Seller or any of its Affiliates, (d) any property, casualty, workers’ compensation or other insurance policy or related insurance services contract relating to Seller or any of its Affiliates and any rights of Seller or any of its Affiliates under such insurance policy or contract, other than rights under such insurance policies or contracts with respect to any Assumed Liability or any casualty affecting any of the Purchased Assets, (e) any rights of Seller under this Agreement or under any other agreement between Seller and Buyer, (f) any assets, properties or rights of Seller listed on Schedule 2.1(a), (g) personnel files for Transferred Employees, (h) any books, records and information related to any of the Excluded Assets or Retained Liabilities, (i) company minute books and records and (j) all past, present or future claims, choses in action and rights or actions by Seller against third parties relating to (x) the Business and/or any Purchased Assets arising from events, acts, omissions or circumstances on or prior to the Closing Date, or (y) the Business and/or any Purchased Assets arising from events, acts, omissions or circumstances after the Closing Date to the extent such claim or action relates to or arose out of any matter for which Seller remains liable, including, but not limited to, any Retained Liability and any matter for which Seller is obligated to indemnify Buyer pursuant to the terms of this Agreement.
     “Financial Statements” has the meaning set forth in Section 3.4.
     “GAAP” refers to United States generally accepted accounting principles, as in effect from time to time.
     “Guarantor” has the meaning set forth in the Preamble.
     “Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state,

local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body, including without limitation the Nasdaq Stock Market, Inc., to the extent that the rules and regulations or orders of such body have the force of Law.
     “Hazardous Materials” refers to “hazardous substance” and “pollutant or contaminant,” as those terms are defined or used in Section 101 of CERCLA and any other substances or chemicals regulated because of their effect or potential effect on public health and the environment, or the health and safety of employees or individuals, including without limitation, (i) petroleum, petroleum hydrocarbons, or any fraction or byproducts thereof, (ii) natural gas liquids, (iii) polychlorinated byphenyls in any form or condition, (iv) lead paint, (v) asbestos containing materials in any form or condition, (vi) urea formaldehyde, (vii) radioactive materials, including naturally radioactive material, and any source, special or byproduct material, and (viii) putrescible and infectious materials
     “Indemnitee” has the meaning set forth in Section 10.6.
     “Indemnitor” has the meaning set forth in Section 10.6.
     “Indemnified Party” has the meaning set forth in Section 10.4.
     “Indemnifying Party” has the meaning set forth in Section 10.4.
     “Independent Auditor” has the meaning set forth in Section 2.4(b).
     “Intellectual Property” refers to, whether owned, licensed or otherwise claimed by any one, all intellectual or intangible property rights, including all ideas, inventions, improvements, domestic and foreign patents and applications therefor, trade secrets, business information, confidential information, customer lists, copyrights, domestic and foreign copyright registrations and applications therefor, corporate names, domain names, trademarks, service marks, trade dress, logos, domestic and foreign trademark registrations and applications therefor, rights in computer software, and all rights granted or retained in licenses under any of the foregoing, and all goodwill associated therewith.
     “Intellectual Property Assignment” refers to the Intellectual Property Assignment to be executed at Closing by Seller, substantially in the form of Exhibit E hereto.
     “IRS” refers to the Internal Revenue Service of the Department of the Treasury.
     “Item of Dispute” has the meaning set forth in Section 2.4(a).
     “Knowledge” as applied to a party hereto anywhere in this Agreement, refers to the actual knowledge, after due inquiry, of the executive officers of the party and its Affiliates listed on Schedule I hereto.

     “Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.
     “Leases” has the meaning set forth in Section 3.9(b).
     “Lien” refers to any mortgage, pledge, lien, security interest, claim, charge, equitable interest, option assessment, easement, encroachment or other encumbrance, other than (i) mechanic’s, materialmen’s and similar liens with respect to amounts not yet due and payable or which are being contested in good faith through appropriate proceedings, (ii) liens for Taxes not yet delinquent or which are being contested in good faith through appropriate proceedings, (iii) liens securing rental payments under capital lease arrangements, (iv) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, and (v) any other liens or encumbrances disclosed in the Schedules.
     “Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be (or reasonably could be expected to be) materially adverse to the business, results of operations or condition (financial or otherwise), taken as a whole, of the business or assets of a party, which with respect to Seller means only the Business and the Purchased Assets; provided, however, that “Material Adverse Effect” will not include any of the following: (a) changes in securities markets or in general economic, regulatory or political conditions in the United States or China not uniquely related to a party or its business (including acts of terrorism or the escalation of any war whether declared or undeclared or other hostilities), (b) changes or effects arising out of, or attributable to, the announcement of the execution of this Agreement, compliance by either party with this Agreement, the consummation of the transactions contemplated hereby or the identity of the Buyer or Seller, or (c) effects due to changes in any Laws affecting the business of either party provided that such changes do not disproportionately impact a party as compared with other businesses within the industries in which the party operates.
     “Net Working Capital” means Current Assets less the sum of (i) Current Liabilities and (ii) any receivables of Seller from Fabrica de Muebles Guanajuato S.A. de C.V. classified as Current Assets.
     “Objections Statement” has the meaning set forth in Section 2.4(a).
     “Owned Real Property” has the meaning set forth in Section 3.9(a) hereof.
     “Permit” refers to any permit, approval, authorization, license, variance, certificates, registration, exemptions, rights of way, franchise privileges, grants and ordinances, or permission required by a Governmental Entity under any applicable Laws.
     “Permitted Exceptions” has the meaning set forth in Section 9.3(d).
     “Person” refers to any individual, partnership, limited liability company, corporation, trust, association, government or any department or agency thereof or any other entity.
     “Preliminary Closing Statement” has the meaning set forth in Section 2.4(a).

     “Purchase Price” shall mean an amount equal to $19,000,000 plus (A) an amount equal to $265,000 representing an adjustment based on Seller’s retention of certain post-retiree medical obligations plus (B) the amount, if any, by which the Net Working Capital as of the Closing Date (as used herein, “Net Working Capital”) exceeds $17,682,480 minus (C) the amount, if any, by which the Net Working Capital as of the Closing Date is less than $17,682,480; the Purchase Price shall be paid in the form of the Cash Consideration, plus the Stock Consideration and the Warrant Consideration.
     “Purchased Assets” refers to all properties and assets of Seller, including all of the following described business, properties, assets, goodwill, rights and claims of whatever kind and nature, real or personal, tangible or intangible, known or unknown, actual or contingent and wherever situated, which are owned by Seller and used in, held for use by, or related to the Business, but excluding all Excluded Assets, as the same may exist on the Closing Date, reflecting operation of the Business in the ordinary course:
     (a) all machinery, equipment, test equipment, computers, vehicles, furniture, office materials and other tangible personal property listed on Schedule 3.11;
     (b) all Owned Real Property, improvements, fixtures and all other appurtenances thereto and rights in respect thereof listed on Schedule 3.9(a);
     (c) all inventories, raw materials and work-in-process as of the Closing Date;
     (d) all accounts receivable and notes receivable and other claims for money or other obligations due to Seller arising out of the Business;
     (e) all of the Intellectual Property;
     (f) all right, title and interest in, to and under all Contracts and Leases, subject in each case to the terms of such Contracts and Leases;
     (g) all books and records of the Business (including such books and records as are contained in computerized storage media), including books and records related to inventory, purchasing, accounting, sales, research, engineering, manufacturing, maintenance, repairs, marketing, banking, Intellectual Property, shipping records, customer and supplier lists, records, literature and correspondence (collectively, the “Books and Records”);
     (h) to the extent legally assignable, all Permits;
     (i) any other tangible assets of Seller which are used primarily in the Business and which are of a nature not customarily reflected in the books and records of a business, such as assets which have been written off for accounting purposes but which are still used by or of value to the Business; and
     (j) all goodwill associated with the Business.
     “Retained Liabilities” has the meaning set forth in Section 2.2.

     “Schedules” or “Disclosure Schedules” refers to, collectively, the various Schedules referred to in this Agreement delivered separately to Buyer on or before the date of this Agreement.
     “Seller” has the meaning set forth in the Preamble.
     “Seller Indemnified Party” has the meaning set forth in Section 10.3.
     “Seller Pension Plans” has the meaning set forth in Section 3.17(d).
     “Stock Consideration” shall mean 500,000 shares of Common Stock.
     “Survey” has the meaning set forth in Section 3.9(c).
     “Tax Return” refers to any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes.
     “Taxes” refers to all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental (including taxes under Code Section 59A), premium, federal highway use, commercial rent, customs duties, capital stock, paid up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto, whether disputed or not.
     “Title Commitment” has the meaning set forth in Section 3.9(c).
     “Title Insurance Company” has the meaning set forth in Section 3.9(c).
     “Transferred Employees” has the meaning set forth in Section 11.1(b) hereof.
     “WARN” refers to the Workers Adjustment and Retraining Notice Act, as amended.
     “Warrant Consideration” means a warrant (“Warrant”) in the form of Exhibit C hereof to purchase at the Closing Average Stock Price 200,000 shares of Common Stock (“Warrant Shares”).
  SECTION 2 BASIC TRANSACTION
   2.1 Purchase and Sale of Purchased Assets.
     On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will purchase from Seller, and Seller will sell, transfer, assign, convey and deliver to Buyer, all right, title and interest in and to the Purchased Assets free and clear of all Liens.

     2.2 Assumption of Liabilities.
          At the Closing, the Seller will assign, and Buyer will assume, pursuant to an Assignment and Assumption Agreement (“Assignment and Assumption Agreement”), the form of which is attached hereto as Exhibit A, only the liabilities specifically set forth on Schedule 2.2 to this Agreement (collectively, the “Assumed Liabilities”). Buyer does not assume or agree to pay, perform or discharge, and shall not be responsible for, any claims, liabilities or obligations of Seller which are not Assumed Liabilities, whether accrued, absolute, contingent or otherwise, and whether known to Buyer or Seller (the “Retained Liabilities”). Seller agrees that on and after the Closing it will pay or otherwise provide for the payment and discharge of the Retained Liabilities and Buyer agrees that on and after the Closing it will pay or otherwise provide for the payment and discharge of the Assumed Liabilities.
     2.3 Calculation and Payment of Purchase Price
          (a) At least three (3) days prior to the Closing Date, Seller shall deliver to Buyer its good faith calculation of the Net Working Capital as of the Closing Date (the “Estimated Net Working Capital”).
          (b) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will deliver to Seller by wire transfer of immediately available funds an amount equal to the Cash Consideration (taking into account the determination of Estimated Net Working Capital), except $2,500,000 shall be allocated to and be paid to the Escrow Agent as the Escrow Amount as provided in Section 10.7 hereof.
          (c) At the Closing, the number of shares of Common Stock included within the Stock Consideration (“Consideration Shares”) shall be issued to, and registered in the name of, Seller or its designee.
          (d) At the Closing, the Warrant shall be executed and delivered by Buyer to Seller or its designee.
     2.4 Final Net Working Capital Calculation
          (a) Promptly, but in any event within sixty (60) days after the Closing Date, Buyer will deliver to Seller its calculation of Net Working Capital and the resulting final Purchase Price (the “Preliminary Closing Statement”). Buyer shall provide Seller and its representatives with reasonable access to the books, records, facilities and employees of Buyer related to the Business or Purchased Assets during normal business hours and on at least five (5) days prior written notice such that Seller and its representatives can review and verify the information contained on the Preliminary Closing Statement. Unless within the thirty (30) day period following Seller’s receipt of the Preliminary Closing Statement, Seller delivers written notice to Buyer (the “Objections Statement”) setting forth in reasonable detail any and all items of disagreement related to the Preliminary Closing Statement, including the nature and dollar amount thereof (each, an “Item of Dispute”), subject to the resolution of any issues in the Objections Statement, the Preliminary Closing Statement (and its determination of Net Working Capital and the final Purchase Price) shall be conclusive and binding upon Seller and Buyer; provided that the only basis on which Seller shall be permitted to submit an Item of Dispute is that such Item of Dispute was not prepared in accordance with the accounting policies and procedures consistent with those used by Seller prior to the Closing Date and in accordance with GAAP or this Section 2.4(a) (as further defined or clarified by the definitions of the terms herein) or that a mathematical error was made and provided further that to the extent that the access to books and records, etc. as set forth in the preceding sentence is delayed by Buyer for any reason in violation of this section, the 30-day review period shall be extended by the amount of such delay.
          (b) If Seller delivers an Objections Statement to Buyer within such 30-day period, Buyer and Seller shall use reasonable best efforts to resolve their differences concerning the Items of Dispute, and if any Item of Dispute is so resolved, the Preliminary Closing Statement shall be modified as necessary to reflect such resolution. If all Items of Dispute are so resolved, the Preliminary Closing Statement (as so modified) (and the determination of Net Working Capital and the final Purchase Price) shall be conclusive and binding on Seller and Buyer. If any Item of Dispute remains unresolved for a period of fifteen (15) business days after Buyer’s receipt of the Objections Statement, Buyer and Seller shall submit the remaining Items of Dispute to Ernst & Young (the “Independent Auditor”). Buyer and Seller shall request that the Independent Auditor render a determination (which determination shall be solely based on whether such Item of Dispute was prepared in accordance with the terms of this Section 2.4 or whether a mathematical error was made) as to each unresolved Item of Dispute within forty-five (45) days after its retention, and Buyer and Seller shall cooperate fully with the Independent Auditor so as to enable it to make such determination as quickly and as accurately as practicable. The Independent Auditor’s determination as to each Item of Dispute submitted to it shall be (i) based solely on presentations by Buyer and Seller which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review), (ii) in writing and (iii) conclusive and binding upon Buyer and Seller, and the Preliminary Closing Statement shall be modified to the extent necessary to reflect such determination. The Independent Auditor shall consider only the remaining Items of Dispute and the Independent Auditor may not assign a value to any Item of Dispute greater than the greatest value assigned by Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand. The costs and expenses of the Independent Auditor shall be borne by the person whose valuation with respect to an Item of Dispute is furthest away from the Independent Auditor’s valuation with respect to that Item of Dispute, provided that if neither party’s valuation differs from the Independent Auditor’s valuation by more than five percent (5%), then the costs and expenses shall be split equally.
          (c) If the Purchase Price as finally determined pursuant to this Section 2.4 is greater than the estimated Purchase Price, then Buyer shall pay to Seller such excess (plus simple interest on such amount at a rate of 7.5% per annum from the Closing Date through the date of payment) by wire transfer of immediately available funds within three (3) Business Days of final determination. If the Purchase Price as finally determined pursuant to this Section 2.4 is less than the estimated Purchase Price, then Seller shall pay to Buyer such shortfall (plus simple interest on such amount at a rate of 7.5% per annum from the Closing Date through the date of payment) by wire transfer of immediately available funds within three (3) Business Days of final determination.
     2.5 Allocation of Purchase Price.
          (a) Schedule 2.5(a) sets forth the allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets. All Tax Returns filed by Buyer and Seller shall be prepared consistently with such allocation.
          (b) In the event that the Purchase Price reconciliation pursuant to Section 2.4 hereof requires adjustment to the allocation after the delivery of the Preliminary Closing Statement by Seller, Buyer and Seller agree to adjust the allocation to reflect such Purchase Price reconciliation and to file consistently any Tax Returns required as a result of such Purchase Price reconciliation.
          (c) Within 60 days after the Closing Date, Seller shall prepare those statements or forms (including Form 8594) required by Section 1060 of the Code and the regulations promulgated thereunder. Such statements or forms shall be prepared consistently with the allocations under this section. Such statements or forms shall be filed by the parties with their respective federal income Tax Returns as required by Section 1060 of the Code and the regulations promulgated thereunder and each party shall provide the other party with a copy of such statement or form as filed.
  SECTION 3 REPRESENTATIONS AND WARRANTIES OF SELLER.
          Seller represents and warrants to Buyer as follows:
     3.1 Due Organization; Power and Authority of Seller.
          Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller is also qualified as a foreign limited liability company in each jurisdiction where the nature or quality of its activities, assets or properties requires such qualification as set forth on Schedule 3.1. Seller has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby, and the execution and delivery by Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Seller, and this Agreement and the Ancillary Agreements constitute the legal, valid, and binding obligation of Seller enforceable in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar Laws from time to time in effect which affect creditors’ rights generally, and by legal and equitable limitations on the enforceability of specific remedies. Seller has full power to carry on the business presently being conducted by it.
     3.2 No Default Effected.
          Except for any consents required as provided for herein, neither the execution and delivery of this Agreement or any Ancillary Agreement by Seller, nor the consummation of the transactions contemplated hereby or thereby, nor the fulfillment of the terms and compliance with the provisions hereof or thereof, will conflict with or result in a breach of or a default (or in an occurrence which with the lapse of time or action by a third party, or both, could result in a default) with respect to any of the terms, conditions or provisions of any applicable order, writ or decree of any court or of any Governmental Entity applicable to Seller, or of the Certificate of Formation or Limited Liability Company Agreement of Seller, or of any Contract, Lease, Permit or other instrument to which Seller is a party or subject or by which either Seller or any of its properties or assets are bound, or of any applicable statute, rule, or regulation to which Seller or its business is subject.
     3.3 Books and Records.
          The books of account and other financial records of Seller, all of which have been made available to Buyer are complete and accurate and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. Seller has provided Buyer with true and correct copies of any minutes of the members, the managers and committees of the managers of Seller, that have been prepared and maintained by Seller.
     3.4 Financial Statements.
          The audited balance sheets of Seller at July 31, 2005, July 31, 2006, and July 31, 2007, and its related audited statements of income and retained earnings and cash flows for the years then ended, and the notes thereto, accompanied by the report thereon of Pricewaterhouse Coopers LLP (collectively, the “Financial Statements”), which were previously provided to Buyer, were prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, were audited in accordance with generally accepted auditing standards, and present fairly the financial condition and the results of operations and changes in cash flows of Seller as of their respective dates and for the periods then ended.
     3.5 Undisclosed Liabilities.
          Seller has no material liabilities or obligations (whether absolute or contingent, liquidated or unliquidated, or due or to become due) except for liabilities and obligations (i) reflected or fully reserved for on the Financial Statements in accordance with GAAP, (ii) that have arisen since July 31, 2007 in the ordinary course of the operations of Seller consistent with past practice (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) relating to performance obligations under Leases and Contracts in accordance with the terms and conditions thereof or (iv) as expressly set forth herein or in any Schedule hereto.
     3.6 Accounts Receivable.
          All accounts receivable relating to the Business reflected on the Financial Statements, and all accounts receivable relating to the Business arising subsequent to July 31, 2007 represent, valid claims for bona fide, arms-length sales of goods and services actually made by the Seller in the ordinary course of the business and none of such accounts or notes receivable is subject to any set off or counterclaim or is in dispute. All items that are required by GAAP to be reflected as accounts receivable on the Financial Statements and on the books of Seller are so reflected and any reserve accounts relating thereto have been established in accordance with GAAP.
     3.7 Inventory/Orders.
          (a) All of the inventory of Seller as set forth on the Financial Statements were, and all inventory subsequently acquired is and will be, (a) substantially equivalent in terms of both quantity and quality to the materials, supplies and work-in-process, and additions thereto, generally included in such inventory in the past; (b) suitable for the manufacture and distribution of Seller’s products in a manner substantially equivalent in quality to that achieved generally by the Business in the past and in the industry generally and (c) of good and merchantable quality and is salable (in the case of inventory held for sale) or currently usable (in the case of other inventory) in the ordinary course of business, in all material respects and subject to any reserves with respect to such inventories set forth in the Financial Statements consistent with past practice and industry standards. The value of obsolete, damaged or excess inventory and of inventory below standard quality has been written down to net realizable value on the Financial Statements in accordance with GAAP, or adequate reserves have been provided therefore, and the value at which inventories are carried reflects first-in first-out valuation in accordance with GAAP.
          (b) Schedule 3.7(b) attached hereto sets forth the current backlog of orders of Seller. Each order listed on Schedule 3.7(b) constituted, at the time of such order, a valid and genuine order received from a third party customer for the goods or services so ordered. Seller makes no representations and warranties regarding the fulfillment of such orders as the same are subject to cancellation, modification and adjustment prior to completion thereof.
     3.8 Material Adverse Change.
          Since July 31, 2007, there has not been a Material Adverse Change in the Business, condition (financial or otherwise), operations or results of operations of Seller, and no event has occurred or circumstance exists to the Knowledge of Seller that may result in a Material Adverse Change.
     3.9 Real Property.
          (a) Owned Real Property. Schedule 3.9(a) lists all real property owned by Seller (the “Owned Real Property”). Seller’s title to the Owned Real Property and improvements thereon is as set forth in the Title Commitment, as defined in Section 3.9(c), hereof. None of the Owned Real Property is subject to any right or option of any other person, firm, corporation or other entity to purchase or otherwise obtain title to such property.
          (b) Lease Obligations. Schedule 3.9(b) contains a list of all leases and occupancy agreements, together with any amendments thereto (the “Leases”), with respect to all real property leased by Seller (whether as lessor or lessee and including those in the names of nominees or other entities) and used or occupied in connection with the Business. Except as identified on Schedule 3.9(b) true, complete and accurate copies of the Leases have been made available to Buyer, and each of such Leases is in full force and effect without modification or amendment from the form delivered. Neither Seller nor, to Seller’s Knowledge, any of the other parties to the Leases, is in material default under any of the Leases, which default would give either party thereto the right to terminate such Lease or give rise to the right on the part of either party to any material penalty or set-off.
          (c) Title Commitments and Surveys. Seller has delivered to Buyer a preliminary title commitment (“Title Commitment”) and available Documents of Record for the Owned Real Property. The Title Commitment was issued by First American Title Insurance Company (the “Title Insurance Company”) in the minimum amount issued by the Title Insurance Company, covers title to the Owned Real Property, and commits to the issuance of an American Land Title Association Owner’s title insurance policy showing fee simple title in Seller subject to the title exceptions set forth therein. The Title Commitment shall be conclusive evidence of good title to the portion of the Owned Real Property as therein shown as to all matters insured by the policy, subject only to the exceptions as above stated. Seller has also delivered to Buyer an existing survey of the Owned Real Property prepared by Landmark Surveying, dated March 12, 1994, as revised October 10, 1994 (the “Survey”).
          (d) Zoning. Except as set forth on Schedule 3.9(d) or as disclosed on the Survey: (i) Seller has not received any notice of any violation of any applicable building, zoning, land use or other similar Law, permits or other requirements in respect of the Owned Real Property, which has not been heretofore remedied and (ii) Seller has not received any notice (other than published notice not actually received) of any pending or contemplated rezoning proceeding affecting the Owned Real Property.
          (e) Insurance Notices. Seller has received no notice from any insurance carrier regarding defects or inadequacies in the Owned Real Property, which, if not corrected, would result in termination of Seller’s insurance coverage therefor or a material increase in the cost thereof.
          (f) Eminent Domain. To Seller’s Knowledge, there is no pending or threatened: (i) condemnation of any part of the Owned Real Property by any Governmental Entity; (ii) special assessment against any part of the Owned Real Property; or (iii) litigation against Seller for breach of any restrictive covenant affecting any part of the Owned Real Property.
          (g) Utilities. To Seller’s Knowledge, all water, sewer, gas, electric, telephone, and drainage facilities, and other utilities required by Law for the normal and proper operation of the Owned Real Property, are installed at the Owned Real Property and are connected with valid permits, and are adequate to serve the Owned Real Property to permit full compliance with all requirements of Law. To Seller’s Knowledge, all utilities serving the Owned Real Property enter it through currently effective public or private easements, and no fact or condition exists which would result in the termination of such utilities services to the Owned Real Property. Seller has not received any notice from any utility company or municipality of any fact or condition which could result in the discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services for the Owned Real Property.
          (h) Foreign Investments. Seller is not a “foreign person” within the meaning of Section 1445 of the Code, or under any comparable state statutes which are applicable to this transaction. At Closing, Seller will execute and deliver to Buyer an affidavit regarding such matters. If Seller fails to execute and deliver such affidavit, Buyer may deduct and withhold from the Purchase Price such amounts as Buyer may be required to withhold in order to satisfy any of Buyer’s tax withholding obligations under such statutes or regulations promulgated pursuant thereto.
          (i) Access. The Owned Real Property has direct access to all streets and roadways abutting the Owned Real Property, all of which are completed and, to Seller’s Knowledge, dedicated streets and roadways that have been accepted for public maintenance by the appropriate governmental instrumentality. To Seller’s Knowledge, no fact or condition exists which would result in the termination of ingress and egress.
          (j) Leases. There are no written or oral leases with respect to the Owned Real Property.
     3.10 Environmental Matters.
          Except as set forth on Schedule 3.10 or as reflected on the Financial Statements, (i) to Seller’s Knowledge, Seller is in compliance in all respects with all Environmental Laws in connection with the ownership, use, maintenance and operation of the Owned Real Property and otherwise in connection with the conduct of the Business; (ii) to Seller’s Knowledge, Seller has no liability, whether contingent or otherwise, under any Environmental Law with respect to its operations or properties; (iii) to Seller’s knowledge, no notices of violation or alleged violation of, non-compliance or alleged non-compliance with or any liability under, any Environmental Law relating to the operations or properties of Seller have been received by Seller since January 1, 2007; (iv) there are no administrative, civil or criminal writs, injunctions, decrees, orders, or judgments outstanding, or any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to Seller’s Knowledge, threatened relating to compliance with or liability under any Environmental Law affecting Seller; and (v) to Seller’s Knowledge, there are no underground storage tanks on, or asbestos containing materials in violation of Environmental Laws on or in the improvements or fixtures located on, the Owned Real Property.
     3.11 Condition and Sufficiency of Property.
          Schedule 3.11 contains a list of Seller’s material personal property as of the date hereof. Seller has good and marketable title to all personal property constituting the Purchased Assets subject to no Lien except as set forth on Schedule 3.11. Except for the Excluded Assets or as set forth on Schedule 3.11, the Purchased Assets constitute all of the assets, rights, and properties used in, or reasonably necessary for, operation of the Business in the manner and to the extent currently operated by the Seller. The Purchased Assets, together with the Excluded Assets, are adequate to enable Buyer to continue to operate the Business in the manner and to the extent currently operated by the Seller. The Purchased Assets: (i) are in good operating order and condition, subject to reasonable wear and tear for their age, as such assets are presently being used in the Business, (ii) are located at the Business except as listed on Schedule 3.11, (iii) have been maintained in accordance with standard industry practice and (iv) are adequate for the purposes for which they are presently being used. All Purchased Assets and Excluded Assets other than Inventory are valued on the Financial Statements at cost, less accumulated depreciation, as applicable, determined in accordance with GAAP. All leases of real or personal property to which the Seller is a party are fully effective. The Seller is not in material violation of any zoning, building, safety or environmental ordinance, regulation or requirement applicable to the operation of the Business, nor has the Seller received any notice of violation of any ordinance, regulation, requirement or law with which it has not complied.
     3.12 Compliance with Laws.
          Except as set forth on Schedule 3.12: (i) Seller is, and has been, in compliance in all material respects with all Laws applicable to the Business or any of the Purchased Assets and (ii) neither Seller nor any director, officer or employee has made any illegal payment on behalf of the Business to officers or employees of any Governmental Entity or to customers for the sharing of fees or to customers or suppliers for rebating of charges, engaged in any other illegal reciprocal practices or illegally given any consideration to purchasing agents or other representatives of customers in respect of sales made or to be made by Seller that relate to the Business. Schedule 3.12 sets forth a list of each license, Permit, certificate of occupancy, exemption, consent, waiver, authorization, franchise, right, order or approval of any Governmental Entity that is material to or necessary for the conduct of the Business or the ownership or use of the Purchased Assets as currently conducted, owned and used by Seller. Seller is not subject to any judicial, governmental or administrative order, citation, judgment or decree, including any consent decree, conciliation agreement or citation issued by the Michigan Department of Consumer and Industry Services, General Industry Safety Division, the United States Department of Labor, Office of Federal Contract Compliance Programs or the United States Department of Labor, Occupational Safety and Health Administration. Seller has not received notice of any violation (or investigation, inspection audit or other proceeding by any Governmental Entity involving an allegation of any violation) of any applicable laws, and to the Knowledge of Seller, no investigation, inspection, audit or other proceeding by a Governmental Entity is threatened or contemplated. The Seller has been duly granted all material permits required pursuant to applicable law for the current and past conduct of the Business.  All Permits included on Schedule 3.12, except as noted therein, are in full force and effect and no proceeding is pending or, to the Knowledge of Seller, threatened, to revoke or limit any such Permit, and the Seller is not in material breach or violation of, or material default under, any such Permit.  All books, records, files, correspondence and papers relating to such permits are included in the Purchased Assets.
     3.13 Affiliate Agreements.
          Except as set forth on Schedule 3.13, there are no material written or oral Contracts between Seller and its Affiliates in connection with the Business, including, without limitation, any such Contracts relating to the provision of any services by Seller to any such Affiliate, or by any such Affiliate to Seller.

     3.14 Contracts.
          Schedule 3.14 sets forth, as of the date hereof, a list of all of the following Contracts and other agreements to which the Seller is a party or by which the Seller, or any of its properties or assets are bound or subject:
          (a) contracts, independent contractor agreements, sales agent agreements, sales representative agreements, employment contracts, severance agreements and other agreements with any current or former (within the last four (4) years) officer, director, employee, consultant, contractor, representative, agent, trustee or other representative;
          (b) contracts and other agreements with any labor union or association representing any employee of the Seller;
          (c) conciliation agreements, citations or consent decrees with, or issued by, any Governmental Entity, requiring Seller to engage in, or refrain from, any activities or obligations;
          (d) contracts or other agreements relating to the Seller between the Seller, on the one hand, and any shareholder of the Seller, beneficiary, or any of his, her or its Affiliates on the other hand;
          (e) joint venture agreements;
          (f) contracts and other agreements under which the Seller agrees to indemnify any party;
          (g) contracts and other agreements relating to the borrowing of money and other instruments placing any Liens on any Purchased Assets;
          (h) contracts and other agreements relating to the lease of real property; or
          (i) any other material contract or other agreement whether or not made in the ordinary course of business.
          All contracts, agreements and understandings of the type described above and referenced in Schedule 3.14 are valid and binding and are in full force and effect and enforceable in accordance with their respective terms other than contracts, agreements or understandings which are by their terms no longer in force or effect. Except as set forth in Schedule 3.14, (i) no approval or consent of, or notice to, any person is needed in order that such contract, agreement or understanding shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination following the consummation of the transactions contemplated by this Agreement, and (ii) the Seller is not now, nor with the passage of time will be in violation or breach of or default under any such contract, agreement or understanding nor, to the knowledge of Seller, is any other party to any such contract, agreement or understanding.

     3.15 Intellectual Property.
          Schedule 3.15 contains a true and correct listing of all patents, trademark registrations, copyright registrations, domain name registrations, and applications therefore that are owned by Seller, each of which is valid and enforceable. Except as set forth in Schedule 3.15, Seller either owns or has the legally enforceable right to use by license, sublicense, agreement, or permission all of the Intellectual Property used in connection with the conduct of the Business as presently conducted. Except as set forth on Schedule 3.15, to the Knowledge of Seller none of the Intellectual Property owned by Seller is currently being, or within the past five (5) years has been, violated, infringed, diluted or misappropriated. Except as set forth on Schedule 3.15, there are no pending or, to the Knowledge of Seller threatened, claims that (i) Seller is in violation of, infringing upon, diluting or misappropriating any Intellectual Property rights of any Person or (ii) challenge the validity, enforceability or ownership of any Intellectual Property owned by Seller. Except for rights granted by Seller to others in the ordinary course of business, no other Person has any rights to any of the Intellectual Property owned by Seller.
     3.16 Labor Relations.
          Seller is not a party to any collective bargaining agreement. There are no controversies pending or, to the Seller’s Knowledge, threatened between Seller and any of its current or former employees or any labor or other collective bargaining unit representing any current or former employee of Seller that could reasonably be expected to result in a labor strike, dispute, slow-down or work stoppage or otherwise have a Material Adverse Effect. No organizational effort is presently being made or, to Seller’s Knowledge, threatened by or on behalf of any labor union with respect to employees of Seller.
     3.17 Employee Benefits.
          (a) Employee Benefit Plans. Schedule 3.17 contains a true and complete list of all Employee Benefit Plans, which currently are sponsored, established, maintained or contributed to or required to be contributed to by Seller or for which Seller has any liability, contingent or otherwise. Except as set forth on Schedule 3.17 or to the extent not reasonably expected to have a Material Adverse Effect: (a) each Employee Benefit Plan is in material compliance with applicable Laws and has been administered and operated in all material respects in accordance with its terms; (b) each Employee Benefit Plan which is intended to be “qualified” within the meaning of ERISA materially satisfies all applicable requirements of ERISA; and (c) to the Seller’s Knowledge, all required contributions, assessments and premium payments on account of each Employee Benefit Plan have been timely paid. Except for the CC Industries and Affiliates Hourly Service Pension Plan (“Hourly Plan”) and the CC Industries and Affiliates Career Average Pension Plan (“Salaried Plan”; the Hourly  Plan was merged into the Salaried Plan effective December 31, 2003 and the name of the Salaried Plan thereafter changed to the Henry Crown and Company Pension Plan (the “Henry Crown Plan”)) neither Seller nor any other corporation or trade or business controlled by, controlling, or under common control with Seller (within the meaning of Code Section 414 or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) has maintained or contributed to, been required to contribute to or has had any liability at any time within six (6) years prior to the Closing Date with respect to any “multiemployer plans,” as that term is defined in Section 4001 of ERISA or any “employee benefit plans” (as defined in Section 3(3) of ERISA) that in each case are subject to Title IV of ERISA or Code Section 412.
          (b) Documents. Seller has delivered to Buyer complete and accurate copies of all plans or summary plan descriptions for each Employee Benefit Plan listed on Schedule 3.17.
          (c) Pending or Threatened Claims. There are no pending or threatened claims by or on behalf of any the Employee Benefit Plans, by any person covered thereby (other than ordinary claims for benefits submitted by participants or beneficiaries) or any Governmental Entity and neither Seller nor any ERISA Affiliate has any obligation under any Employee Benefit Plan or with respect to which Buyer would have any liability or that could result in any Lien attaching to the Purchased Assets, including without limitation any obligations of Seller or any ERISA Affiliate relating to: (i) any benefits provided under any life, medical or health plan (other than as an incidental benefit under any Employee Benefit Plan intended to be “qualified” within the meaning of Code Section 401(a)) that provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (ii) any transactions in violation of Section 406(a) or (b) of ERISA or Code Section 4975 with respect to any Employee Benefit Plan for which no exemption exists under Section 408 of ERISA or Code Section 4975(c) or Code Section 4975(d) or that would result in a civil penalty being imposed under subsections (i) or (l) of Section 502 of ERISA; or (iii) any coverage under or failure to comply with the Code Section 4980B.
          (d) Pension Plan Liability. The fair market value of assets of the Henry Crown Plan are sufficient to cover the actuarial present value of benefit liabilities (as defined in Section 4001(a)(16) of ERISA) on a termination basis for such plan.
     3.18 Insurance.
          Schedule 3.18 sets forth a list of all material insurance policies providing coverage for the properties or operations of the Business the type and amount of coverage, and the expiration dates of the policies. Such policies are valid and enforceable in accordance with their terms, are in full force and effect for such amounts and insure against risks and liabilities to the extent sufficient to materially comply with all Laws and Contracts to which Seller is a party and of all agreements to which the Seller is a party or by which it is bound. Seller has not received notice from any insurance carrier: (i) threatening a suspension, revocation, modification or cancellation of any insurance policy or a material increase in any premium in connection therewith or (ii) informing Seller that any coverage listed on Schedule 3.18 will or may not be available in the future on substantially the same terms as now in effect. No event has occurred that limits or impairs the rights of Seller under any such insurance policies. The ratings of each of Seller’s insurance carriers is listed on Schedule 3.18.

     3.19 Litigation.
          Except as set forth in Schedule 3.19, as of the date hereof there are no actions, causes of action, claims, suits, charges of discrimination, or proceedings pending or, to Seller’s Knowledge, threatened against Seller or that are otherwise affecting the operation by Seller of the Business or the Purchased Assets at law, in equity, or admiralty, or before or by any Governmental Entity that will have a Material Adverse Effect. To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to such an action, claim, suit or proceeding. Seller is not in default with respect to any order, writ, injunction, or decree of any court or Governmental Entity.
     3.20 Tax Matters.
          (a) Tax Returns. Seller has timely filed with the appropriate taxing authorities, or has valid extensions to file, all Tax Returns that it is required to have filed. All such Tax Returns were correct and complete in all material respects when filed. All Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid in full to the appropriate taxing authorities. Except as set forth on Schedule 3.20(a), Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim with respect to Seller has ever been made by any taxing authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There is no Lien affecting any of the Purchased Assets that arose in connection with any failure or alleged failure to pay any Tax.
          (b) Payments. Seller has timely withheld and paid in full to the appropriate taxing authorities all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party.
          (c) Additional Taxes. Seller does not expect any taxing authority to assess any material amount of additional Taxes for any period for which Tax Returns have been filed. There is no material dispute or claim concerning any Tax liability of Seller either claimed or raised by any taxing authority in writing or as to which Seller has Knowledge based upon direct inquiry by any agent of such authority. None of the Tax Returns of Seller have been selected for or are now under audit or examination by any taxing authority, and there are no suits, actions, proceedings, or investigations pending or to the Knowledge of Seller threatened against Seller with respect to any Taxes.
          (d) Waivers. Except as set forth on Schedule 3.20(d), Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (e) Tax Exempt Property. Except as set forth on Schedule 3.20(e), none of the Purchased Assets secures any debt, the interest on which is tax-exempt under Section 103(a) of the Code. None of the Purchased Assets are “tax-exempt use property” within the meaning of Section 168(h) of the Code. The transactions contemplated by this

Agreement are not subject to tax withholding pursuant to the provisions of Section 3406 or Subchapter A of Chapter 3 of the Code or any other provision of applicable Law.
     3.21 Interim Operations.
          Since July 31, 2007, except as set forth in Schedule 3.21(a), Seller has conducted the Business in the ordinary course of business. Without limiting the foregoing, since July 31, 2007, Seller has not: (i) incurred or become subject to, or agreed to incur or become subject to, any obligation or liability, except in the ordinary course of business as contemplated by this Agreement; (ii) mortgaged, pledged, or subjected to Lien, or agreed so to do, any portion of its assets, tangible or intangible; (iii) sold or transferred or agreed to sell or transfer any portion of its assets, or cancelled or agreed to cancel any debts or claims, except in the ordinary course of business and in accordance with its prior practice; (iv) suffered any losses or waived any material rights except in the ordinary course of business; (v) increased in any material respect the rate of compensation payable by it to any of its officers, employees or agents over the rate being paid or accrued to them as of July 31, 2007 except in accordance with its prior practices; (vi) terminated any material contract, agreement, license, or other instrument to which it is a party except in the ordinary course of business; (vii) through negotiation or otherwise, made any commitment or incurred any liability or obligation to any labor organization; (viii) made or agreed to make any material accrual or arrangement for or payment of bonuses or special compensation of any kind to any officer, employee, or agent; (ix) suffered any shortages of materials or supplies or any casualty that has had, or will have, a Material Adverse Effect; (x) made or committed to any capital expenditures greater than $150,000 in the aggregate; or (xi) received an indication from a customer or supplier of an intention to discontinue or change its relationship with the Seller. Schedule 3.21(b) sets forth all of Seller’s capital expenditures since July 31, 2007, greater than $25,000.
     3.22 Brokers.
          Except for Lincoln International LLC, whose fee shall be paid by Seller, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller without the intervention of any other person acting on its behalf in such manner as to give rise to any valid claim by any such person against Buyer or its Affiliates for a finder’s fee, brokerage commission or other similar payment based on an arrangement with Seller.
     3.23 FIRPTA.
          Seller is not a foreign person within the meaning of Code Section 1445.
     3.24 Investment Representations and Warranties.
          In connection with the issuance of the Consideration Shares to Seller, Seller represents and warrants as follows:
          (a) Seller understands that the Consideration Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or under the securities laws of any state (collectively referred to as “Acts”), in reliance on exemptions therefrom and the other representations and warranties contained in this Agreement.

Seller also understands that the Consideration Shares are being offered pursuant to an exemption from registration contained in the Securities Act based in part upon Seller’s representations and warranties contained in this Agreement.
          (b) Seller has such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the prospective investment.
          (c) Seller is receiving the Consideration Shares for its own account, for investment and not with a view to any distribution
          (d) Seller understands that the Consideration Shares must be held indefinitely unless they are subsequently registered under the applicable Acts or capable of being sold or transferred pursuant to an exemption from registration.
          (e) Seller is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act.
          (f) Seller agrees that certificates representing the Consideration Shares shall be stamped or otherwise imprinted with a legend in such form as Buyer may require with respect to restrictions on sale or transfer and that the stock transfer records of Buyer will reflect stop transfer instructions with respect to the Consideration Shares.
     3.25 Disclaimer of Additional Representations and Warranties.
          EXCEPT WITH RESPECT TO THE WARRANTIES AND REPRESENTATIONS SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY AS TO THE PURCHASED ASSETS OR THE BUSINESS, OR ANY PART THEREOF, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT, EXCEPT AS PROVIDED IN THIS AGREEMENT, THE PURCHASED ASSETS ARE TO BE CONVEYED HEREUNDER “AS IS” ON THE DATE HEREOF AND IN THEIR PRESENT CONDITION, SUBJECT TO REASONABLE USE, WEAR AND TEAR BETWEEN THE DATE HEREOF AND THE CLOSING DATE, AND BUYER HAS RELIED ON AND SHALL RELY ON ITS OWN EXAMINATION THEREOF.
SECTION 4 REPRESENTATIONS AND WARRANTIES OF BUYER.
          Buyer represents and warrants to Seller as follows:
     4.1 Authority of Buyer.
          Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer has full power and authority to execute and deliver this Agreement, and the execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer, and this Agreement constitutes the legal, valid, and binding obligation of Buyer enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors’ rights generally, and by legal and equitable limitations on the enforceability of specific remedies. Buyer has full power and authority to own its properties and to carry on the business presently being conducted by it.
     4.2 No Default Effected.
          Neither the execution and delivery of this Agreement by Buyer, nor the consummation of the transactions contemplated hereby, nor the fulfillment of the terms and compliance with the provisions hereof will conflict with or result in a material breach of or a material default (or in an occurrence which with the lapse of time or action by a third party, or both, could result in a material default) with respect to any of the terms, conditions or provisions of any applicable order, writ or decree of any court or of any Governmental Entity applicable to Buyer, or of the Certificate of Incorporation or By-Laws of Buyer, or of any indenture, contract, agreement, lease, or other instrument to which Buyer is a party or subject or by which Buyer or any of its properties or assets are bound, or of any applicable statute, rule, or regulation to which Buyer or its businesses is subject.
     4.3 Brokers.
          All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Buyer without the intervention of any other person acting on its behalf in such manner as to give rise to any valid claim by any such person against Seller or its Affiliates for a finder’s fee, brokerage commission or other similar payment based on an arrangement with Buyer.
     4.4 Litigation.
          There are no actions, suits, claims, Governmental Entity investigations or arbitration proceedings pending or, to the best of Buyer’s Knowledge, threatened against or affecting Buyer that question the validity or enforceability of this Agreement or any action contemplated herein.
     4.5 Approvals and Consents.
          No approval, authorization, consent or other action by, or filing with, any Governmental Entity or other party is necessary for Buyer’s execution and delivery of this Agreement or performance of its obligations hereunder or the consummation of the transactions contemplated hereby.
     4.6 Material Adverse Change.
          Since September 30, 2007, there has not been a Material Adverse Change in the business, condition (financial or otherwise), operations or results of operations of Buyer, and no event has occurred or circumstance exists to the Knowledge of Buyer that may result in a Material Adverse Change.

     4.7 Status of Common Stock and Consideration Shares.
          Buyer has 15,000,000 authorized shares of Common Stock, $0.01 par value, of which 5,204,500 shares were issued and outstanding as of October 31, 2007 and has no other authorized or issued shares of capital stock. Buyer has sufficient authorized shares of Common Stock which are not issued or otherwise reserved for issuance in order to issue the Consideration Shares and the Warrant Shares in accordance with the terms of this Agreement and the Warrant without increasing the number of its authorized shares or requiring a stockholder vote. The Consideration Shares and Warrant Shares have rights commensurate with all other shares of issued and outstanding Common Stock. The Consideration Shares and Warrant Shares are validly authorized and, when issued and paid for pursuant to the terms of this Agreement and the Warrant, will be fully paid and non-assessable, free of preemptive rights, and will, when issued, not be issued in violation of any Laws. Except for the Warrant and options granted pursuant to benefit plans, there are no outstanding warrants, options, commitments or rights of any kind (including, without limitation, rights of first refusal, tag-along and drag-along rights) to acquire from Buyer or any third party any of the Consideration Shares or Warrant Shares. There are no voting agreements, voting trust agreements or shareholder or similar agreements relating to the Consideration Shares or the Warrant Shares. Issuance of the Consideration Shares and Warrant Shares pursuant to this Agreement and the Warrant, will vest good and marketable title to all of the Consideration Shares and Warrant Shares in Seller (or its designee), free and clear of any mortgage, pledge, lien, security interest, claim, charge, equitable interest, or other restriction of any kind or nature whatsoever.
     4.8 Financial Statements.
          The audited balance sheets of Buyer as of June 30, 2005, June 30, 2006 and June 30, 2007, and the related audited statements of income and retained earnings and cash flows for the years then ended, and the notes thereto, accompanied by the report thereon of BDO Seidman, LLP, which were previously provided to Seller, were prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, were audited in accordance with generally accepted auditing standards, and present fairly the financial condition and the results of operations and changes in cash flows of Buyer as of their respective dates and for the periods then ended.
SECTION 5 OBLIGATIONS OF THE PARTIES PENDING CLOSING.
     5.1 Conduct of Business.
          Seller covenants with Buyer that from and after the date hereof through the Closing Date (except as otherwise provided by this Agreement or consented to or approved by Buyer in writing) the Business shall be conducted in the usual, regular, and ordinary course. Specifically, Seller shall conduct the Business in compliance with all Laws in all material respects, perform all of its obligations under its Contracts, maintain its assets in good condition, subject to normal wear and tear, keep all of its insurance policies in place and dispose of any of its assets only in the ordinary course of its business. In addition, Seller shall make reasonable efforts to preserve intact the Business by keeping available the services of its current officers, employees and agents and maintaining the relations and goodwill with suppliers, and other Persons having business relationships with Seller. Seller will not materially increase the compensation of any of its employees or agents or representatives.
     5.2 Information and Access.
          Between the date hereof and the Closing Date, Seller will permit representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal operations, to all premises, properties, books, records, contracts and documents of or pertaining to the Business. In addition, Seller shall furnish Buyer and its representatives with copies of such information and documents and any other relevant information relating to the Business and the Purchased Assets. Buyer and each of its representatives will treat and hold as confidential such information in accordance with the terms and provisions of that certain Confidentiality Agreement, dated July 17, 2007, between Buyer and Seller, which Confidentiality Agreement remains in full force and effect.
     5.3 Efforts to Effect Transaction.
          The parties shall use commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.
     5.4 No Public Announcements.
          The parties shall not, without the approval of the other party, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that such party, in the opinion of its counsel, shall be so obligated by Law of any Governmental Entity or by rules or regulations promulgated by the Nasdaq Stock Market, Inc., in which case approval of the other party shall not be required. In the event that a party is obligated by Law to make a public disclosure regarding the transactions contemplated by this Agreement as described in the preceding sentence, the disclosing party shall so advise the other party. Nothing herein shall be interpreted as prohibiting a party from disclosing matters it deems appropriate to financial and legal advisors involved in the negotiation and review of this Agreement and the transactions contemplated hereby.
     5.5 Notification and Effect of Notification.
          Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a breach of any of Seller’s representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Seller will notify Buyer promptly of the occurrence of any breach of any covenant of Seller in this SECTION 5 or of the occurrence of any event that makes the satisfaction of the conditions in SECTION 8 impossible.

     5.6 Negative Covenant.
          Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not permit Seller to, without the prior written consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 3.8 or 3.21 would be likely to occur; (b) make any modification to any material Contract or authorization of any Governmental Entity; (c) allow the levels of raw materials, supplies or other materials included in the inventory of Seller as set forth on the Financial Statements to vary materially from the levels customarily maintained; or (d) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Purchased Assets, the Business of Seller or the Assumed Liabilities.
     5.7 Change of Name.
          On or before the Closing Date, Seller shall amend its Certificate of Formation and take all other actions necessary to change its name to one sufficiently dissimilar to Seller’s present name, in Buyer’s judgment, to avoid confusion. On or before the Closing Date, Guarantor shall amend the formation documents of each of its Affiliates that contain the word “Woodard” and take all other actions necessary to change the names of such entities to one sufficiently dissimilar to such entities’ present names, in Buyer’s judgment, to avoid confusion.
SECTION 6 OTHER AGREEMENTS
     6.1 Bulk Sales Laws.
          Buyer hereby waives compliance with the provisions of any bulk transfer laws applicable to the transactions contemplated by this Agreement including, without limitation, bulk sales laws relating to the right or obligation of Buyer to withhold any portion of the Purchase Price pending determination by any Governmental Entity of Seller’s liability for any tax obligations to any such Governmental Entity.
     6.2 Transfer Taxes.
          Any sales, transfer, use or other similar taxes imposed as a result of the sale of the Purchased Assets to Buyer pursuant to this Agreement shall be borne by the party upon whom such taxes are imposed pursuant to local Law or custom. At the Closing, Buyer shall remit to Seller such properly completed resale exemption certificates and other similar certificates or instruments as are necessary to claim available exemptions from the payment of sales, transfer, use or other similar taxes under applicable Law. All recording, transfer and other similar taxes and fees payable as a result of the public recordation of the instruments of conveyance or transfer of the Purchased Assets executed and delivered to Buyer pursuant to this Agreement shall be borne by the party upon whom such taxes are imposed pursuant to local Law or custom.

SECTION 7 CONDITIONS TO OBLIGATION OF SELLER TO CLOSE.
          The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Seller) of each of the following conditions on or prior to the Closing Date:
     7.1 Representations and Warranties.
          The representations and warranties set forth in SECTION 4 shall be true and correct in all material respects as of the date of this Agreement at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (other than those representations and warranties that address matters as of particular dates which shall be true and correct in all material respects at and as of such particular dates). Notwithstanding the foregoing, all representations and warranties made by the Buyer in this Agreement that are qualified by materiality shall be true and correct in all respects.
     7.2 Compliance with Agreement.
          Buyer shall have performed and complied in all material respects with all covenants and conditions to be performed or complied with by it on or prior to the Closing Date in all respects, and Buyer shall have delivered to Seller a certificate of its President or a Vice President, dated the Closing Date, to the foregoing effect.
     7.3 No Adverse Proceeding.
          As of the Closing Date, there shall not have been instituted or be pending or threatened any suit, action or other proceeding by any Governmental Entity or any other Person in which it is sought to restrain or prohibit the transactions contemplated by this Agreement or which otherwise makes it inadvisable, in the reasonable opinion of Seller, to consummate the transactions contemplated by this Agreement, because it may have the effect of preventing, materially delaying or making illegal or otherwise interfering with the transaction contemplated hereby.
     7.4 Good Standing.
          Buyer shall have provided Seller with certificates dated not earlier than the fifth (5th) Business Day prior to the Closing Date as to the good standing of Buyer executed by the appropriate official from the state of its organization and each other jurisdiction in which Buyer is licensed or qualified to do business.
     7.5 Receipt of Documentation.
          Seller shall have received all of the documents and showings required to be delivered by Buyer at the Closing or otherwise contained herein, and such other documentation reasonably requested by counsel to Seller and necessary and appropriate to complete the transactions contemplated hereby.

SECTION 8 CONDITIONS TO OBLIGATION OF BUYER TO CLOSE.
          The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Buyer) of each of the following conditions on or prior to the Closing Date:
     8.1 Representations and Warranties.
          The representations and warranties set forth in SECTION 3 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (other than those representations and warranties that address matters as of particular dates which shall be true and correct at and as of such particular dates). Notwithstanding the foregoing, all representations and warranties made by the Seller in this Agreement that are qualified by materiality, shall be true and correct in all respects.
     8.2 Compliance with Agreement.
          Seller shall have performed and complied in all material respects with all covenants and conditions to be performed or complied with by it on or prior to the Closing Date, and Seller shall have delivered to Buyer a certificate of its President or a Vice President, dated the Closing Date, to the foregoing effect.
     8.3 No Adverse Proceeding.
          As of the Closing Date, there shall not have been instituted or be pending or threatened any suit, action or other proceeding by any Governmental Entity or any other Person in which it is sought to restrain or prohibit the transactions contemplated by this Agreement or which otherwise makes it inadvisable, in the reasonable opinion of Buyer, to consummate the transactions contemplated by this Agreement, because it may have the effect of preventing, materially delaying or making illegal or otherwise interfering with the transaction contemplated hereby.
     8.4 No Conflict.
          The consummation of the transactions contemplated herein will not, directly or indirectly, contravene or conflict with or result in a violation of or cause Buyer to suffer any adverse consequence under any applicable law or order or any law or order that has been published, introduced or otherwise proposed by or before any Governmental Entity between the date of this Agreement and the Closing Date.
     8.5 Good Standing and Tax Certificates.
          Seller shall have provided Buyer with certificates as to the good standing of Seller dated not earlier than the fifth (5th) Business Day prior to the Closing Date executed by the appropriate official from the state of its organization and each other jurisdiction in which Seller is licensed or qualified to do business. Seller shall use commercially reasonable efforts to obtain at or prior to the Closing certificates as to the payment of all Taxes by Seller from the appropriate taxing authorities in such jurisdictions that no Taxes are due for which Buyer could have liability as a result of the acquisition of the Purchased Assets; provided, however, that certificates regarding payment of Taxes and no Tax liability shall be required only from those jurisdictions that make such information available; and provided, further, that to the extent it is not possible to obtain such certificates prior to the Closing, Seller shall continue to use commercially reasonable efforts to obtain the same as soon as reasonably practicable following the Closing.
     8.6 Receipt of Documentation.
          Buyer shall have received all of the documents and showings required to be delivered by Seller at the Closing or otherwise contained herein, and such other documentation reasonably requested by counsel to Buyer and necessary and appropriate to complete the transactions contemplated hereby.
     8.7 Consents.
          Seller shall have obtained the consents listed on Schedule 8.7.
SECTION 9 THE CLOSING; TERMINATION OF AGREEMENT
     9.1 The Closing.
          The Closing of the transactions contemplated hereby (“Closing”) shall be held on January 2, 2008, provided that each of the conditions precedent set forth in SECTION 7 and SECTION 8 have been satisfied or waived as of such date (“Closing Date”), or if not, within five (5) Business days of the satisfaction or waiver of such conditions. The Closing shall be held at the offices of Gould & Ratner LLP, 222 North LaSalle Street, Suite 800, Chicago, Illinois. At the Closing, all of the transactions provided for in SECTION 2 hereof shall be consummated on a substantially concurrent basis. The Parties may change the timing and location of the Closing as reasonably necessary by mutual agreement.
     9.2 Termination.
          Anything in this Agreement to the contrary notwithstanding, this Agreement and the transactions contemplated hereby may be terminated in any of the following ways at any time before the Closing and in no other manner:
          (a) By mutual written consent of Buyer and Seller;
          (b) By Buyer or Seller (if such terminating party is not then in default of any obligation hereunder), if the Closing has not occurred on or before January 31, 2008; or
          (c) By Buyer or Seller upon the material breach, inaccuracy or non-fulfillment by the other party of any of its covenants, agreements, representations or warranties contained herein that remain uncured more than thirty (30) days after written notice, which material breach, inaccuracy or non-fulfillment would have a Material Adverse Effect.

     In the event this Agreement is terminated pursuant to this Section 9.2, all further obligations of the parties hereunder shall terminate, except for the obligations set forth in Section 5.4, SECTION 10, and Sections 13.1 and 13.4, except that nothing in this Section 9.2 shall relieve any party hereto of any liability for breach of this Agreement. The parties shall have all remedies at law or in equity that may be available to them in the event of the termination of this Agreement.
     9.3 Deliveries by Seller at the Closing.
          At the Closing, Seller shall deliver, or cause to be delivered, to Buyer, the following items:
          (a) The duly executed officer’s certificates referred to in Section 8.2.
          (b) Evidence that the consents set forth on Schedule 8.7 have been obtained.
          (c) The duly executed Bill of Sale and such other executed assignments or certificates of title, each dated the Closing Date, as are reasonably necessary to transfer to Buyer all of Seller’s right, title and interest in, to and under the Purchased Assets.
          (d) Title to the Owned Real Property by recordable special warranty deed, subject only to (i) the matters disclosed by the Survey and any updated survey; (ii) those matters set forth as title exceptions in the marked Title Commitments referred to in Section 3.9(c); and (iii) such other matters as will not in the aggregate materially interfere with the use of the Owned Real Property as currently used (collectively, items (i), (ii) and (iii) are herein referred to as the “Permitted Exceptions”).
          (e) A certificate that Seller is not a foreign person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b).
          (f) Duly executed assignments for all Intellectual Property and evidence of change of name of Seller and any nameholder corporation owned by Seller whose name is included in the Purchased Assets.
          (g) The Good Standing Tax Certificates referenced in Section 8.5.
          (h) Certificates of the Secretary or an Assistant Secretary of Seller, dated the Closing Date: (i) as to the incumbency and signatures of the officers or representatives of Seller executing this Agreement and each of the ancillary agreements and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary; and (ii) certifying attached resolutions of the Members of Seller, which authorize and approve the execution and delivery of this Agreement and each of the ancillary agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby.
          (i) The duly executed Escrow Agreement.

          (j) Seller’s counsel’s legal opinion.
          (k) A perpetual, royalty free and interminable license from Guarantor to Buyer for the use of the proprietary software applications owned by Guarantor and listed as Item No. 7 on Schedule 3.15.
     9.4 Deliveries by Buyer at the Closing.
          At the Closing, Buyer shall deliver, or cause to be delivered, to Seller, the following items:
          (a) To Sellers by wire transfer of immediately available funds, the Cash Consideration and to the Escrow Agent, the Escrow Amount.
          (b) A duly executed certificate(s) evidencing the Consideration Shares registered in the name of Buyer or its designee.
          (c) The duly executed Warrant.
          (d) The duly executed officer’s certificates referred to in Section 7.2.
          (e) The duly executed Assignment and Assumption Agreement and such other agreements each dated the Closing Date, as are reasonably necessary to evidence the assumption by Buyer of the Assumed Liabilities.
          (f) Certificates of the Secretary or an Assistant Secretary of Buyer, dated the Closing Date: (i) as to the incumbency and signatures of the officers or representatives of Buyer executing this Agreement and each of the ancillary agreements and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary; and (ii) certifying attached resolutions of the Board of Directors of Buyer, which authorize and approve the execution and delivery of this Agreement and each of the ancillary agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby.
          (g) The duly executed Escrow Agreement.
          (h) Buyer’s counsel’s legal opinion.
     9.5 Certain Provisions Relating to Consents.
          (a) Seller will use its reasonable efforts and Buyer will use its reasonable cooperative efforts prior to and after the Closing Date to obtain all third party consents that are required in connection with the transactions contemplated by this Agreement. Neither Seller nor Buyer will be obligated to pay any consideration or incur any liability or obligation in order obtain any such consent.

          (b) To the extent that any Contract or Lease is not capable of being transferred by Seller to Buyer pursuant to this Agreement without the consent of a third party (including a Governmental Entity) and such consent is not obtained prior to Closing, or if such transfer or attempted transfer would constitute a breach or a violation of any Law, nothing in this Agreement will constitute a transfer or an attempted transfer thereof.
          (c) In the event that any such consent is not obtained on or prior to the Closing Date, Seller will use its reasonable efforts to (i) provide to Buyer at Buyer’s expense the benefits of the applicable Contract or Lease, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Buyer and (iii) enforce at the request and expense of Buyer and for the account of Buyer, any rights of Seller arising from any such Contract or Lease (including the right to elect to terminate such Contract or Lease in accordance with the terms thereof upon the request of Buyer).
          (d) Buyer will perform the obligations arising under all Contracts and Leases for the benefit of Seller and the other party or parties thereto, except for any obligation under such Contract or Lease that constitutes a Retained Liability.
SECTION 10 REMEDIES FOR BREACHES OF THIS AGREEMENT.
     10.1 Survival.
          Except as provided in the next succeeding sentences in this Section 10.1, all of the representations and warranties of Seller contained in SECTION 3 of this Agreement or of Buyer contained in SECTION 4 of this Agreement or in any certificate delivered by Seller or Buyer pursuant to this Agreement will survive the Closing and continue in full force effect until the eighteen (18) month anniversary of the Closing Date. All representations and warranties contained in Section 3.10 will survive the Closing and continue in full force effect until the third (3rd) year anniversary of the Closing Date and all representations and warranties contained in Section 3.20 will survive the Closing and continue in full force and effect until the expiration of all applicable statutes of limitations. All representations and warranties of Seller contained in Sections 3.1, 3.2, 3.11 (second sentence only), and 3.22, the representations and warranties of Buyer contained in Sections 4.1, 4.2, 4.3 and 4.7, and all of the covenants of Seller and Buyer contained in this Agreement will survive the Closing and continue in full force and effect forever thereafter.
     10.2 Indemnification Provisions for Benefit of the Buyer.
          Provided that Buyer makes a written claim for indemnification against Seller within the applicable survival period, Seller agrees to indemnify, hold harmless and defend Buyer, Buyer’s Affiliates, directors, officers, members, attorneys, accountants, agents and employees, and their respective heirs, successors and assigns (each a “Buyer Indemnified Party”) from and against all Damages Buyer suffers arising from or in connection with: (i) any breach by Seller of its representations, warranties, or covenants set forth herein or in any Ancillary Agreement or certificate delivered by Seller pursuant to this Agreement or any of the Ancillary Agreements; (ii) any liability arising out of the ownership or operation of the Purchased Assets prior to the

Closing Date other than the Assumed Liabilities; (iii) any liability under the WARN Act or any similar state or local Legal Requirement that may result from an “Employment Loss”, as defined by 29 U.S.C. sect. 2101(a)(6), caused by any action of Seller prior to the Closing; (iv) any products liability claims in connection with any product or component thereof manufactured by or shipped, or any services provided by, Seller, in whole or in part, prior to the Closing Date where the injury occurred prior to the Closing Date; and (v) any Retained Liabilities. Seller shall use its commercially reasonable efforts to obtain for Buyer any actual recovery of insurance proceeds under Seller’s insurance policies, and any payments from any other responsible Persons who are not insurers, parties to this Agreement or Affiliates of any of them, with respect to matters for which Buyer is indemnified.
     10.3 Indemnification Provisions for Benefit of Seller.
          Provided that Seller makes a written claim for indemnification against Buyer within the applicable survival period, Buyer agrees to indemnify, hold harmless and defend Seller, Seller’s Affiliates, directors, officers, members, attorneys, accountants, agents and employees, and their respective heirs, successors and assigns (each a “Seller Indemnified Party”) from and against all Damages Seller suffers arising from or in connection with: (i) any breach by Buyer of its representations, warranties, or covenants set forth herein or in any Ancillary Agreement or certificate delivered by Buyer pursuant to this Agreement or any of the Ancillary Agreements; (ii) any liability arising out of the ownership or operation of the Purchased Assets subsequent to the Closing Date other than the Retained Liabilities; (iii) any liability under the WARN Act or any similar state or local Legal Requirement that may result from an “Employment Loss”, as defined by 29 U.S.C. sect. 2101(a)(6), caused by any action of Buyer subsequent to the Closing; (iv) any products liability claims in connection with any product or component thereof manufactured by or shipped, or any services provided by, Seller, in whole or in part, prior to the Closing Date or by Buyer, in whole or in part, after the Closing Date in each case where the injury occurred after the Closing Date, and (v) any Assumed Liabilities. Buyer shall use its commercially reasonable efforts to obtain for Seller any actual recovery of insurance proceeds under Buyer’s insurance policies, and any payments from any other responsible Persons who are not insurers, parties to this Agreement or Affiliates of any of them, with respect to matters for which Seller is indemnified.
     10.4 Matters Involving Third Parties.
          If any third party notifies any party hereto (the “Indemnified Party”) with respect to any matter which may give rise to a claim for indemnification against the other party hereto (the “Indemnifying Party”) under this SECTION 10, then the Indemnified Party will notify the Indemnifying Party thereof promptly and in any event within thirty (30) days after receiving any written notice from a third party; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is prejudiced thereby. Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnified Party may defend against the matter in any manner it reasonably may deem appropriate. In the event the Indemnifying Party notifies the Indemnified Party after the date the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense of such matter (a) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (b) the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the Indemnified Party’s separate co-counsel to the extent (i) the Indemnified Party concludes in good faith that the counsel the Indemnifying Party has selected has a conflict of interest, (ii) the Indemnifying Party is not capable by reason of insufficient financial capital, bankruptcy, receivership, liquidation, managerial deadlock or similar events of maintaining a reasonable defense of such action or proceeding, or (iii) the action or proceeding seeks injunctive or other equitable relief against the Indemnified Party), (c) the Indemnified Party will not consent to the entry of a judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably) and (d) the Indemnifying Party will not consent to the entry of a judgment with respect to the matter or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld or delayed unreasonably).
     10.5 Limitation on Indemnification.
          Notwithstanding any provision herein to the contrary, the obligation of Seller or Buyer to provide indemnification for breach of any representation or warranty as provided in SECTION 3 or SECTION 4 shall not take effect unless and until the damages asserted against or incurred in the aggregate by Buyer or Seller, as the case may be, as a result of such a breach or breaches exceeds $250,000.00, except for breaches of the representations and warranties of Seller contained in Sections 3.1, 3.2, 3.11 (second sentence only) and 3.22, and the representations and warranties of Buyer contained in Sections 4.1, 4.2, 4.3 and 4.7, which in each case shall be recoverable from the first dollar of indemnifiable damages. In addition, Buyer’s sole recourse against Seller for any breach, indemnity or other obligation arising under this Agreement shall be limited to the Escrow Amount under and pursuant to the terms of the Escrow Agreement, except for (a) breaches of the representations and warranties of Seller contained in Sections 3.1, 3.2, 3.11 (second sentence only) and 3.22 for which recovery shall be unlimited, and (b) breaches of the representations and warranties of Seller contained in Section 3.10 for which recovery shall be limited to $5,500,000. Seller and Guarantor shall be jointly and severally liable for recovery of breaches of the representations and warranties of Seller contained in Sections 3.1, 3.2, 3.10, 3.11 (second sentence only) and 3.22 to the extent limited as set forth above in this Section 10.5. Seller’s sole recourse against Buyer for any breach, indemnity or other obligation arising under this Agreement shall be limited to $2,500,000, except for breaches of the representations and warranties of Buyer contained in Sections 4.1, 4.2, 4.3 and 4.7 for which recovery shall be unlimited.
     10.6 Indemnification Procedure; Offsets.
          An indemnifying party (the “Indemnitor”) shall promptly pay or reimburse the indemnified party (the “Indemnitee”) the amount of all Damages payable or reimbursable to the Indemnitee pursuant to this SECTION 10 after the amount of such Damages and Indemnitor’s liability therefore is established by (i) agreement in writing between Indemnitor and the Indemnitee or (ii) by a final judgment by a court of competent jurisdiction (any Damages so determined is referred to herein as “Established Loss”). If any Established Loss is outstanding and unpaid on the date in which the Indemnitee is obligated to pay any amount to the Indemnitor (pursuant to this Agreement or otherwise), then the Indemnitee may set off such Established Loss against any such amount due and payable to the Indemnitor.
     10.7 Escrow.
          A Buyer Indemnified Party’s sole recourse under Section 10.2 for indemnifiable damages shall be an escrow established with JP Morgan Chase Bank, National Association (“Escrow Agent”) in the amount of $2,500,000 (the “Escrow Amount”) for a period of eighteen months (the “Escrow Period”) from the Closing Date pursuant to the terms and conditions of the Escrow Agreement, in substantially the form attached hereto as hereto as Exhibit D (the “Escrow Agreement”).
     10.8 Reduction of Damages.
          In computing Damages under this Agreement, the parties shall take into account (a) any actual third party insurance coverage, which shall be deducted from Damages and (b) payments from any other responsible Persons who are not insurers, parties to this Agreement or Affiliates of any of them, and such Damages shall be reduced by the actual reduction of Taxes payable by the relevant indemnified party in the year incurred as a result of the Damages resulting from the underlying claim.
     10.9 Exclusive Remedy.
          The indemnification provisions set forth in this SECTION 10 will constitute the sole and exclusive recourse and remedy for monetary damages available to the parties hereto with respect to the breach of any representation, warranty or covenant contained in this Agreement or in any certificate delivered pursuant to this Agreement. Notwithstanding the foregoing sentence, nothing contained herein shall be deemed to limit a party’s right to enforce equitable remedies otherwise available under Law.
SECTION 11 EMPLOYEES AND EMPLOYEE BENEFIT PLANS.
     11.1 Employment.
          (a) Offer to Hire. Buyer shall offer to hire, effective as of the Closing Date, the active employees of the Business on the day immediately prior to the Closing Date, and only those inactive employees on temporary leave for purposes of jury duty, family and medical leave, vacation or annual two-week national military duty (such employees who are to be given offers of hire being hereafter referred to as the “Employees”). Seller shall deliver to Buyer, at least thirty (30) days prior to the Closing Date, a schedule designating all Employees and all inactive employees of the Business. Notwithstanding the foregoing, Buyer shall honor any pre-existing recall rights, reinstatement rights or rights to reemployment of any inactive employee of Seller’s Business, at the time of Closing. Any person who has retired from Seller shall not be considered an inactive employee. In reliance on Buyer’s agreement to offer to hire as of the Closing Date all of the Employees, Seller has not given WARN notifications to any of the Business facilities.

          (b) Transferred Employees. The Employees who accept and commence employment with Buyer shall be referred to herein as the “Transferred Employees”.
          (c) Terms of Employment. Except as expressly provided otherwise in this SECTION 11 the terms of the Transferred Employees’ employment shall be upon such terms and conditions as Buyer, in its sole discretion shall determine. To the extent permitted by Law, upon request of Buyer, Seller shall provide Buyer reasonable access to data (including computer data) regarding the ages, dates of hire, compensation and job description of Employees. Seller hereby authorizes Buyer to enter into discussions with and to advise any of the Employees concerning the terms of any future employment of such individuals by Buyer and will permit Buyer reasonable access to Employees for such purpose.
     11.2 Health and Welfare Benefits.
          Effective on the Closing Date and subject to the applicable terms and conditions of each plan, Buyer shall provide the Transferred Employees with health and welfare benefits substantially equivalent to those Buyer provides to similarly situated new employees hired by Buyer after the Closing Date; provided, however, that Buyer reserves the right to modify or terminate such benefits from time to time after the Closing Date. Such Transferred Employees shall participate under Buyer’s medical and dental plans as of the Closing Date without any waiting periods, without any evidence of insurability, and without the application of any preexisting physical or mental condition restrictions except to the extent applicable under Seller’s Employee Benefit Plans, but counting claims incurred prior to the Closing Date for purposes of applying deductibles, out of pocket maximums, benefit maximums, etc. In no event shall Buyer be required to provide post-retirement medical benefits to Transferred Employees.
     11.3 Discharge of Employee Benefits Obligations
          (a) Except for liabilities and claims of Transferred Employees and Employees to be assumed by Buyer under Section 11.3(b) and Section 11.4, Seller shall discharge all liabilities to and claims of Transferred Employees or Employees of Seller arising out of their employment with Seller prior to the Closing Date.
          (b) Buyer shall assume and discharge all liabilities and claims of: (i) Transferred Employees arising under or with respect to workers’ compensation claims arising from injuries occurring on or after the Closing Date; (ii) Transferred Employees or employees of Buyer arising out of their employment with Buyer after the Closing Date, including but not limited to, any claims arising out of any employee benefit plan maintained by Buyer; and (iii) Transferred Employees, Employees and former employees of Seller listed, and only to the extent described or reserved for on the Financial Statements, but not including any claims for retiree medical benefits.
     11.4 401(k) Asset Transfers.
          To the extent permitted by law and the terms of the 401(k) plan maintained by Buyer (the “Buyer’s Plan”), Buyer shall permit (but not require) any Transferred Employees to elect to roll over such account balances (including plan loans to the extent permitted by the terms of the

Buyer’s Plan) directly to the Buyer’s Plan. Seller acknowledges and agrees Buyer shall not be liable or obligated under the 401(k) plan maintained by Seller or for any benefits accrued or distributions that may be due from such plan prior to, on or after the Closing Date.
     11.5 Seller Pension Plans
          Seller shall remain solely responsible for all liabilities, costs and expenses relating to, arising under, or incurred in connection with the Henry Crown and Company Pension Plan for Hourly Employees and the Henry Crown and Company Pension Plan for Salaried Employees and any other pension plan maintained by Seller or any ERISA Affiliate (“Seller Pension Plans”) prior to, on or after the Closing Date. It is expressly understood by the parties hereto that Buyer assumes no responsibility, and makes no commitment for the maintenance, continuation or funding after the Closing Date of any Employee Benefit Plan, including, without limitation, the Seller Pension Plans, or the provisions of any particular benefits to any current or former employee of Seller
SECTION 12 POST-CLOSING MATTERS GENERALLY.
     12.1 Ongoing Cooperation.
          After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices the Books and Records delivered to Buyer. Seller and Buyer shall reasonably cooperate with each other and make available or cause to be made available to each other in a timely fashion such Tax data, prior Tax Returns and filings and other information as may be reasonably required for the preparation by Buyer or Seller of any Tax Returns, elections, consents or certificates required to be prepared and filed by Buyer or Seller and any audit or other examination by any taxing authority, or judicial or administrative proceeding relating to liability for Taxes including, without limitation, sales taxes and sales tax audits. Buyer and Seller will each retain and provide to the other party all records and other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, and will each provide the other party with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other party for any period. Without limiting the generality of the foregoing, each of Buyer and Seller will retain copies of all such Tax Returns, supporting work schedules and other records relating to tax periods or portions thereof ending prior to or on the Closing Date until the expiration of the applicable statutes of limitations. Also, for a period of three (3) months after the Closing Date, Buyer shall provide Seller and its representatives with reasonable access to the Books and Records, during normal business hours and on reasonable prior written notice, for any reasonable and necessary business purpose specified by Seller in such notice.
     12.2 Litigation Support.
          In the event and for so long as any party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving either party, the other party will reasonably cooperate with the contesting or defending party and its counsel in such contest or defense, make available its personnel, and provide such testimony and access to its books and records as may be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under SECTION 10).
     12.3 Covenant Not To Compete.
     In consideration of the assets, value and goodwill purchased by the Buyer, and in exchange for the Purchase Price paid by the Buyer to the Seller in the transactions contemplated in this Agreement, and for other good and valuable consideration, Seller agrees that it shall not directly or indirectly for five (5) years after the Closing:
          a) engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Seller’s name or any similar name to, lend Seller’s credit to or render services or advice to, any business that competes in whole or in part with the products, services or activities of the Buyer or any Affiliate of the Buyer, in the market areas utilized by the Buyer or any Affiliate of the Buyer, which includes, but is not limited to, the United States; provided, however, that Seller may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of securities of any enterprise involved in the business of the Buyer (but without otherwise participating in the activities of such enterprise), if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, so long as neither Seller nor its Affiliates shall actively participate in the management of any such enterprise and nothing contained herein shall prohibit or restrict Seller or its Affiliates from investing in any private equity or hedge fund (but without otherwise participating in the activities of such enterprise) that invests or may invest in businesses that sell products or services or conduct activities that compete with Buyer or any of its Affiliates so long as neither Seller nor its Affiliates shall actively participate in the management of any such enterprise;
          (b) whether for Seller’s own account or for the account of any other Person, solicit business of the same or similar type and in the same market areas of that of the business being carried on by the Buyer or any Affiliate of the Buyer, from any Person known by Seller to be a customer of the Buyer or any Affiliate of the Buyer, whether or not Seller had personal contact with such Person during and by reason of Seller’s relationship with the Buyer;
          (c) whether for Seller’s own account or the account of any other Person (i) solicit, employ, or otherwise engage as a consultant, independent contractor, or otherwise, any Person who is or was an employee of the Buyer or any Affiliate of the Buyer at any time or in any manner induce or attempt to induce any employee of the Buyer or any Affiliate of the Buyer to terminate his employment with the Buyer or any Affiliate of the Buyer; or (ii) interfere with the Buyer’s relationship with any Person, including any Person who at any time during the employment period was an employee, agent, contractor, supplier, or customer of the Buyer or any Affiliate of the Buyer; or

          (d) disparage the Buyer, or any Affiliate of the Buyer or any of their respective interestholders, stockholders, managers, directors, officers, employees, or agents;
provided, that nothing contained herein shall prohibit or restrict the activities of Affiliates of Seller in connection with their investment in Woodard China Investments, LLC which in turn is an owner of Metro World Group, Ltd., a British Virgin Island company (“Metro World”), and other affiliated companies and subsidiaries of Metro World; provided further, however, that Seller and Affiliates of Seller and Guarantor and Affiliates of Guarantor, shall not use the term “Woodard” in connection with any product produced, manufactured, marketed or sold, or in any business name of or relating to Seller or any of its Affiliates or Guarantor or any of its Affiliates, other than Zhejiang Woodard (China) Furniture, a wholly-owned subsidiary of Metro World, which entity shall have the limited right to continue to use the term “Woodard” in its name Zhejiang Woodard (China) Furniture but only so long as its operations are limited to only manufacturing products purchased by or on behalf of Buyer.
     12.4 Reasonable Restrictions.
          Buyer and Seller agree and acknowledge that the restrictions imposed by Section 12.3 hereof are legitimate, reasonable and necessary to protect Buyer’s investment in the assets and value of the Company, and the goodwill associated therewith. Seller acknowledges that the scope and duration of the restrictions are reasonable in light of the time that the Seller has been engaged in the business of Buyer, Seller’s reputation in the markets for Buyer’s businesses, Seller’s relationship with the suppliers, customers and clients of Buyer, and the necessity of protecting the goodwill acquired by Buyer in connection with the transactions contemplated in this Agreement. Seller further acknowledges that the restrictions contained herein are not burdensome to Seller in light of the consideration paid therefor and the other opportunities that remain open to Seller
SECTION 13 MISCELLANEOUS PROVISIONS.
     13.1 Notices.
          All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient or when sent to the recipient by telecopy (receipt confirmed), one Business Day after the date when sent to the recipient by reputable express courier service (charges prepaid), or two Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to Seller and to Buyer at the addresses indicated below:

If to Buyer:	Craftmade International, Inc.
650 South Royal Lane, Suite 100
Coppell, TX 75019
Attention: Brad Heimann
Facsimile No. 972/304-3754

With a copy	Brian D. Barnard
(which shall not	Haynes and Boone, LLP
constitute notice)	201 Main Street, Suite 2200
to:	Fort Worth, TX 76102
Facsimile No. 817/348-2303

If to Seller:	Woodard, LLC
c/o CC Industries, Inc.
222 N. LaSalle St., Suite 1000
Chicago, Illinois 60601
Attention: William Crown
Facsimile No. 312/899-5038

With a copy	Gould & Ratner LLP
(which shall not	222 N. LaSalle St., Suite 800
constitute notice)	Chicago, Illinois 60601
to:	Attention: David M. Rubin
Facsimile No. 312/236-3241

If to Guarantor:	CC Industries, Inc.
222 N. LaSalle St., Suite 1000
Chicago, Illinois 60601
Attention: William Crown
Facsimile No. 312/899-5038

With a copy	Gould & Ratner LLP
(which shall not	222 N. LaSalle St., Suite 800
constitute notice)	Chicago, Illinois 60601
to:	Attention: David M. Rubin
Facsimile No. 312/236-3241
or to such other address as either party hereto may, from time to time, designate in writing delivered in a like manner.
     13.2 Amendments.
          The terms, provisions, and conditions of this Agreement may not be changed, modified, or amended in any manner except by an instrument in writing duly executed by both of the parties hereto.

     13.3 Assignment and Parties in Interest.
          Neither this Agreement nor any of the rights, duties, or obligations of Seller hereunder may be transferred or assigned by Seller except with the prior written consent of the Buyer. The rights, duties, and obligations of Buyer hereunder may be transferred or assigned, directly or indirectly, to an Affiliate (by operation of law or otherwise) without the prior consent of Seller, provided that Buyer shall remain liable for all obligations hereunder. This Agreement will not confer any rights or remedies upon any person or entity other than the parties hereto and their respective permitted successors and assigns.
     13.4 Expenses.
          Each party to this Agreement will bear all of its legal, accounting, investment banking, and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated. Notwithstanding the foregoing, if a party is required to employ attorneys to enforce its rights or defend its rights under this Agreement, the prevailing party shall be permitted to recover its reasonable attorney fees.
     13.5 Entire Agreement.
          This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings between them relating to such subject matter, and no party shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein or in an amendment hereto executed in accordance with Section 13.2 hereof. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.
     13.6 Further Assurances.
          Seller and Buyer shall, at the reasonable request of any other, execute and deliver such documents and take such actions as may be reasonably required to effectively carry out the terms of this Agreement.
     13.7 Descriptive Headings.
          The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
     13.8 Counterparts.
          For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

     13.9 Governing Law.
          This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to contracts made and performed therein, and any litigation concerning this Agreement or the transactions contemplated hereby or any other matters relating hereto shall be cited in a court of competent jurisdiction located in New Castle County, Delaware.
     13.10 Severability.
          If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     13.11 Construction.
          The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any references to any federal, state, local or foreign statute or law will also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
[signature page follows]

          IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the day and year first written above.

SELLER:	WOODARD, LLC

	BY:	/s/ Dean Engelage

	Its:	President

BUYER:	CRAFTMADE INTERNATIONAL INC.

	BY:	/s/ James R. Ridings

	Its:	CEO

For the sole purposes of agreeing to Sections 5.7, 10.5 and 12.3 of the foregoing Agreement:

GUARANTOR:	CC INDUSTRIES, INC.

	BY:	/s/ Mel Cohen

	Its:	Vice President, Corporate Development